EXHIBIT 99.1

                  The Gymboree Corporation Reports March Sales

     BURLINGAME, Calif., April 8 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the five-week period ended April 3, 2004, of $63.7 million, an increase of 12% compared to net sales from retail operations of $56.8 million for the same five-week period last year. Comparable store sales for the five-week period increased 8% compared to a 2% decrease in comparable store sales for the same period last year. Net sales from retail operations for the 9 weeks ended April 3, 2004 were $106.1 million, an increase of 13% compared to net sales from retail operations of $94.3 million for the same period last year. Comparable store sales for the 9-week period increased 8% compared to a 2% decrease in comparable sales reported for the same period last year. "Our continued focus on differentiating our product through design and quality had very positive results this month at both Gymboree and Janie and Jack," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "Our customers also responded well to our Gymboree boy product, which was delivered with a better balance of basics and fashion." The Gymboree Corporation projects that comparable store sales in April will be in the positive low single digits and will be in the positive low to mid single digits for the first quarter in total. The Gymboree Corporation also reaffirmed earnings guidance for the first, second, third and fourth quarters of 2004 and for fiscal year 2004. The Company expects earnings to be in the range of $0.25 to $0.27, $(0.10) to $(0.08), $0.29 to $0.31, and $0.46 to $0.48, respectively. Earnings per diluted share for the fiscal year 2004 are expected in the range of $0.90 to $0.98. These estimates exclude the effect of the change in accounting method described below.

     Notice of Change in Accounting Method

     Effective February 1, 2004, The Gymboree Corporation elected to change its method of inventory valuation from the retail method to the cost method. Management believes the cost method is a preferable method for matching the cost of merchandise with the revenues generated. The cumulative effect of this accounting change on the results for the first quarter of 2004 will be a one-time benefit of approximately $1.2 million net of income taxes, or approximately $0.04 per diluted share for the first quarter 2004.

     Management Presentations

     For more information about March sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, April 8 at 7:55 a.m. EDT through Thursday, April 15 at 11:59 p.m. PDT.

     About The Gymboree Corporation

     The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of April 3, 2004, the Company operated a total of 626 stores: 590 Gymboree(R) retail stores (539 in the United States, 28 in Canada, and 23 in Europe), 35 Janie and Jack(R) retail shops and 1 Janeville(TM) store in the United States. The Company also operates online stores at, and offers directed parent-child developmental play programs at 532 franchised and company-operated centers in the United States and 25 other countries.

     Forward-Looking Statements

     The foregoing sales figures for March 2004 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

SOURCE  The Gymboree Corporation

    -0-                             04/08/2004

     /CONTACT: Investors, Charles Bracher, +1-650-373-7137, or investor_relations@gymboree.com, or media, Jennifer Bonzagni Marshall, +1-650-373-7637, or media_relations@gymboree.com, both of The Gymboree Corporation/ /Web site: http://www.janieandjack.com / /Web site:
http://www.gymboree.com / (GYMB)

CO:  Gymboree Corporation; Janie and Jack
ST:  California
IN:  REA FAS
SU:  SLS